Exhibit 10.3

SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE (“Second Amendment”) is entered into as of February 1, 2011, by and between PPF OFF ONE MARITIME PLAZA, LP, a Delaware limited partnership (“Landlord”), and DEL MONTE CORPORATION, a Delaware corporation (“Tenant”), with reference to the following facts:

A.	Landlord and Tenant are parties to that certain Office Lease Agreement dated as of October 27, 2009 (the “Original Lease”), as amended by that certain First Amendment dated as of January 21, 2011 (the “First Amendment”), pursuant to which Landlord leases to Tenant certain space containing 152,917 rentable square feet (the “Premises”) on the second (2nd), third (3rd) fourth (4th), sixth (6th), seventh (7th), twenty-fourth (24th) and twenty-fifth (25th) floors of the building located at One Maritime Plaza, San Francisco, California (the “Building”). The Original Lease and the First Amendment are collectively referred to herein as the “Lease.”

B.	Tenant desires to install certain communications equipment on the roof of the Building to serve the Premises. Landlord agrees to permit Tenant to make such installation, on and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Communications Equipment.

(a) Subject to the terms and conditions set forth in this Section 1, during the Term of the Lease Tenant, at Tenant’s sole risk, cost and expense, may install and maintain in a location on the roof of the Building designated by Landlord, not to exceed two (2) square feet (the “Antenna Area”), one (1) antenna or similar communications device not more than one foot (1') in diameter and one feet (1') in height (the “Antenna”), together with the cables extending from the Antenna to the Second Floor Space through plenums, risers, electrical closets, ducts or pipes on or serving the Second Floor Space (other than those installed for another tenant’s exclusive use and provided Tenant shall have utilization of each such facility or area in no greater proportion than the ratio by which the square feet of rentable area in the Premises compares to the square feet of rentable area in the Building), all in accordance with plans and specifications to be approved in advance, in writing, by Landlord. The number, location, size, weight, height, diameter and all other features and specifications of the Antenna and related wiring and equipment (the Antenna and related equipment being collectively referred to herein as the “Communications Equipment”) and the manner of the installation of the same shall be subject to Landlord’s prior written approval, which approval will not be unreasonably withheld, conditioned or delayed except as otherwise set forth herein. In consideration for the rights granted hereunder, from and after the date that Tenant commences installation of the Communications Equipment (the “Fee Commencement Date”) and throughout the remainder of the Term (or, if earlier, the removal of the Communications Equipment in accordance with the terms of this Second Amendment), Tenant shall pay to Landlord, as additional Rent under the Lease, a license fee equal to $300.00 per month, which amount shall increase by three percent

(3%) per year on each anniversary of the Fee Commencement Date. Such fee shall be due and payable on the first day of each calendar month, in advance, in accordance with the procedure for payment of Rent under the Lease, and shall be equitably prorated for any partial month.

(b) Tenant’s installation of the Communications Equipment shall be on and subject to the terms and provisions of Article 18 of the Original Lease, except as expressly provided otherwise in this Section 1. The installation of the Communications Equipment shall be performed during Building Service Hours on business days and under the supervision of Landlord’s designated representative. Notwithstanding anything herein to the contrary, Tenant shall not be entitled to install the Communications Equipment (i) if such installation would violate any warranty with respect to the roof or structure of the Building, (ii) if such installation would adversely affect the structure of the Building or any of the Building systems, or if such installation would require any structural alteration to the Building or would disturb the roof membrane or create any penetration of the roof or the exterior facade of the Building, (iii) if such installation would violate any applicable Law, (iv) unless Tenant has obtained and maintains at Tenant’s expense, and has submitted to Landlord copies of, all required permits, licenses, authorizations and approvals relating to the Communications Equipment and the installation and maintenance thereof and pays all taxes and fees related thereto, (v) unless the Communications Equipment is appropriately screened if so required by Landlord (which screening shall be at Tenant’s sole cost and expense), (vi) unless the Communications Equipment is installed, at Tenant’s sole cost and expense, by a qualified contractor chosen by Tenant and approved in advance, in writing, by Landlord, which approval shall not be unreasonably withheld (and, at Landlord’s election, Tenant shall retain the contractor having the then existing roof warranty to perform work affecting the roof) (each, an “Approved Contractor”), or (vii) if the installation or operation would materially interfere with or materially disrupt the use or operation of any other equipment (including antennae) located at the Building prior to Tenant’s installation of the Communications Equipment. All plans and specifications concerning the initial installation of the Communications Equipment and the manner and time in which such installation work is to be done, as well as all maintenance, repairs and installations required after the initial installation of the Communications Equipment, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld except as otherwise set forth herein. Tenant shall reimburse Landlord for all reasonable costs and expenses incurred by Landlord in connection with Landlord’s review of the foregoing matters. Tenant shall have no right to any abatement or reduction in the Rent due and payable under the Lease if for any reason Tenant is unable to obtain any required approval for installation of the Communications Equipment or is unable to use the Communications Equipment for any reason.

(c) Tenant shall not have access to the Communications Equipment without Landlord’s prior consent in each instance, which consent shall be granted to the extent necessary or desirable for Tenant to perform its maintenance, repair, replacement or other obligations hereunder, and only if Tenant is accompanied by Landlord’s representative (if Landlord so requests and no emergency circumstance requires otherwise, and provided such representative of Landlord does not unreasonably interfere with or delay Tenant in exercising its rights or satisfying its obligations hereunder). Any such access by Tenant shall be subject to such additional rules and regulations relating thereto as may be reasonably established from time to time by Landlord. Landlord shall have the right at all times to access the Antenna Area and all other areas of the Building in which the Communications Equipment is located, provided

Landlord does not unreasonably interfere with Tenant’s use of the Communications Equipment as provided herein.

(d) At all times during the Term of the Lease, Tenant shall (i) perform maintenance and repairs so as to keep the Antenna Area and the Communications Equipment in clean, good and safe condition, in a manner that avoids unreasonable interference with or disruption to Landlord or other tenants of the Building, (ii) comply with all insurance company requirements and all requirements of applicable Laws with respect to or affecting the Antenna Area, the Communications Equipment and/or Tenant’s use or maintenance thereof (including, without limitation, applicable rules and regulations of the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (the “FAA”) or any successor agency of either the FCC or the FAA having jurisdiction over radio or telecommunications), and (iii) register the Communications Equipment, if required, with appropriate governmental authorities and keep such registration current. All repairs, maintenance and replacements shall be performed by an Approved Contractor. Tenant shall pay and discharge all costs and expenses incurred in connection with the furnishing, installation, maintenance, repair, replacement, operation and removal of the Communications Equipment. All maintenance, repairs and replacements to the Building made necessary by reason of the furnishing, installation, maintenance, repair, replacement, operation or removal of the Communications Equipment or any replacements thereof (including, without limitation, any invalidation of the roof warranty due to Tenant’s breach of its obligations hereunder) shall be made by Landlord at Tenant’s sole cost. At the expiration or earlier termination of the Term, or upon any earlier termination of the operation of the Communications Equipment as provided in Section 1(f) below, Tenant shall remove the Communications Equipment from the Building and restore all affected portions of the Building (including, without limitation, the Antenna Site) to the condition existing prior to Tenant’s installation of the Communications Equipment, ordinary wear and tear excepted. All such work shall be performed by an Approved Contractor. If Tenant fails to so remove the Communications Equipment in accordance with the foregoing (which obligation shall survive the expiration or any earlier termination of the Lease), Landlord shall have the right to remove and dispose of the same, at Tenant’s sole cost and expense, and Landlord shall have no liability therefor.

(e) Upon at least thirty (30) days’ prior written notice to Tenant, Landlord shall have the right to require Tenant to relocate the Antenna to another location on the roof of the Building of equivalent size. Any such relocation shall be performed by Tenant in accordance with all of the requirements of this Section 1. Nothing contained herein shall be construed as granting Tenant any line of sight easement with respect to the Antenna; provided, however, that if Landlord requires the Antenna to be relocated in accordance with this Section 1(e), then Landlord shall provide either (i) the same line of sight for the Antenna as was available prior to such relocation, or (ii) a line of sight for the Antenna which is functionally equivalent to that available prior to such relocation.

(f) Tenant hereby expressly acknowledges and agrees that Landlord makes no representations or warranties with respect to whether the Communications Equipment or its installation is permitted by applicable Laws, nor with respect to the capability of the Antenna to receive or transmit signals. In the event that any federal, state, county, regulatory or other authority requires the removal of the Communications Equipment, Tenant shall remove the same at Tenant’s sole cost and expense, and Landlord shall under no circumstances be liable to Tenant therefor. In addition, at Landlord’s sole option and discretion, Landlord may require Tenant, at any time prior to the expiration or earlier termination of the Lease, to terminate the operation of the Communications Equipment if the same is adversely affecting the structural integrity of the Building, materially interfering with any other service provided to the Building or causing the violation of any provision of the Lease or this Second Amendment. The Communications Equipment may be used by Tenant only in the conduct of Tenant’s customary business permitted under the terms of the Lease. The rights granted to Tenant hereunder are non-exclusive and non-transferable. Without limiting the generality of the foregoing, no assignee or subtenant other than an Affiliate or a Permitted Transferee shall have any rights pursuant to this Second Amendment.

(g) Tenant shall indemnify and hold Landlord harmless from and against all loss, costs, damages, claims, liabilities and expenses (including, without limitation, attorneys’ fees) suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from the installation, use, operation, maintenance, repair, replacement, removal or disassembly of all or any part of the Communications Equipment (including, without limitation, any damage to other cabling or equipment of the Building or other tenants or occupants of the Building). The foregoing indemnity shall survive the expiration or any earlier termination of the Lease. Tenant shall maintain such insurance (in addition to that required by Article 22 of the Original Lease) as Landlord may reasonably require with respect to the installation, operation and maintenance of the Communications Equipment. Landlord shall have no liability on account of any damage to or interference with the operation of the Communications Equipment, except for physical damage caused by Landlord’s gross negligence or willful misconduct that is not covered by Tenant’s insurance carried or required to be carried by the Lease or this Second Amendment. Except as otherwise expressly provided herein, the operation of the Communications Equipment shall be at Tenant’s sole and absolute risk. Tenant shall in no event materially interfere with the use of any other communications equipment located at the Building prior to the installation of the Communications Equipment, and Tenant shall reasonably cooperate with Landlord, at no cost or expense to Tenant, to avoid material interference with any other antennas or equipment installed in the future. Landlord shall use diligent efforts to cause users of antennas and other equipment at the Building to avoid material interference with Tenant’s use of the Antenna and Communications Equipment.

2. Miscellaneous.

(a) This Second Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

(b) Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

(c) In the case of any inconsistency between the provisions of the Lease and this Second Amendment, the provisions of this Second Amendment shall govern and control.

(d) Submission of this Second Amendment by Landlord is not an offer to enter into this Second Amendment but rather is a solicitation for such an offer by Tenant.

Landlord shall not be bound by this Second Amendment until Landlord has executed and delivered the same to Tenant.

(e) The capitalized terms used in this Second Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Second Amendment.

(f) Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Second Amendment. Tenant agrees to defend, indemnify and hold Landlord harmless from all claims of any brokers claiming to have represented Tenant in connection with this Second Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Second Amendment. Landlord agrees to defend, indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this Second Amendment.

(g) Each signatory of this Second Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

(h) This Second Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Second Amendment may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this Second Amendment signed by the other party to the same extent as if such party had received an original counterpart.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment as of the day and year first above written.

LANDLORD:

PPF OFF ONE MARITIME PLAZA, LP

a Delaware limited partnership

By:	PPF OFF GP, LLC, a Delaware limited liability company,
its General Partner

	By:	PPF OFF, LLC,
a Delaware limited liability company, its Member

		By:	PPF OP, LP, a Delaware limited partnership, its Member

			By:	PPF OPGP, LLC,
a Delaware limited liability company, its General Partner

				By:	Prime Property Fund, LLC, a Delaware limited liability company, its Member

					By:	Morgan Stanley Real Estate Advisor, Inc., a Delaware corporation, its Manager

By:	/s/ Keith Fink
	Name:	Keith Fink
	Title:	Executive Director

TENANT:

DEL MONTE CORPORATION,

a Delaware corporation

By:	/s/ Andrew Deane

Print Name:	Andrew Deane

Its:	VP Operations

By:	/s/ Raymond S. Volan

Print Name:	Raymond S. Volan

Its:	Senior Manager, Corp. Real Estate Dir. Corp. Real Estate